Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

US Ecology, Inc.

Boise, ID

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 1, 2013 relating to the consolidated financial statements of US Ecology, Inc. and the effectiveness of US Ecology Inc.'s internal control over financial reporting, which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to a change in method of presenting comprehensive income in 2012, included in the Annual Report on Form 10-K of US Ecology Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boise, ID

March 1, 2013